Exhibit 4.20

Private & Confidential

Dated 1 June 2016

THIRD SUPPLEMENTAL AGREEMENT
relating to
a Loan of up to US$135,000,000
to
FONTVIEILLE SHIPHOLDING LIMITED
and
MONEGHETTI SHIPHOLDING LIMITED

provided by
THE BANKS AND FINANCIAL INSTITUTIONS
set out in Schedule 1
Arranger and Account Bank
BNP PARIBAS (SUISSE) SA

Agent and Security Agent
BNP PARIBAS

NORTON ROSE FULBRIGHT

Contents
Clause		Page
1	Definitions	2
2	Consent of the Creditors	6
3	Amendments to the Principal Agreement	6
4	Representations and warranties	9
5	Conditions	11
6	Relevant Parties' confirmations	11
7	Fees and Expenses	12
8	Miscellaneous and notices	12
9	Applicable law	13
Schedule 1 Names and addresses of the Banks		14
Schedule 2 Documents and evidence required as conditions precedent		15
Schedule 3 Form of General Assignment		18
Schedule 4 Form of Manager's Undertaking		19
Schedule 5 Form of Corporate Guarantee		20

THIS THIRD SUPPLEMENTAL AGREEMENT is dated 1 June 2016 and made BETWEEN:
(1)
FONTVIEILLE SHIPHOLDING LIMITED, a company established under the laws of Hong Kong, whose registered office is at Room 2503-05 25th Floor, Harcourt House, No. 39 Gloucester Road, Wanchai, Hong Kong (the "Fontvieille Borrower") and MONEGHETTI SHIPHOLDING LIMITED, a company established under the laws of Hong Kong, whose registered office is at Room 2503-05 25th Floor, Harcourt House, No. 39 Gloucester Road, Wanchai, Hong Kong (the "Moneghetti Borrower" and, together with the Fontvieille Borrower, the "Borrowers") as joint and several borrowers;

(2)
EURONAV NV, a company established under the laws of the Kingdom of Belgium, whose registered office is at de Gerlachekaai 20, B-2000 Antwerp, Kingdom of Belgium as corporate guarantor (in such capacity the "Outgoing Guarantor") and as outgoing commercial manager (in such capacity the "Outgoing Commercial Manager");

(3)
EURONAV SHIPMANAGEMENT (HELLAS) LTD., a corporation incorporated under the laws of the Republic of Liberia, whose registered office is at 80 Broad street, Monrovia, Liberia, with an established office in Greece under L89/67 situated at 69 Akti Miaouli, 185 37 Piraeus, Greece, as outgoing technical manager (the "Outgoing Technical Manager" and together with the Outgoing Commercial Manager the "Outgoing Managers");

(4)
C TRANSPORT HOLDING LTD., a company established under the laws of Bermuda, whose  registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda as new commercial manager (the "New Commercial Manager");

(5)
ANGLO-EASTERN SHIPMANAGEMENT (SINGAPORE) PTE LTD, a company incorporated in Singapore whose registered address is 200 Cantonment Road, 16-02, Southpoint, Singapore 089763 as new technical manager (the "New Technical Manager" and, together with the New Commercial Manager, the "New Managers");

(6)
BRETTA TANKER HOLDINGS INC. a company established under the laws of the Republic of Panama, whose registered office is at Morgan & Morgan, Calle 53, Urbanizacion Marbella, MM6 Tower, Piso 16, Panama, Republic of Panama as corporate guarantor (the "Corporate Guarantor");

(7)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in Schedule 1 as banks (together the "Banks" and singly each a "Bank");
(8)
BNP PARIBAS (SUISSE) SA, a company established under the laws of Switzerland, acting for the purposes of this Agreement through its office at Place de Hollande 2, P.O. Box CH-1211, Geneva 11, Switzerland as arranger and account bank (under each such capacity the "Arranger" and the "Account Bank", respectively);

(9)
BNP PARIBAS (also known as BNP PARIBAS S.A. and as replacement of BNP PARIBAS (SUISSE) SA), a company established under the laws of France, whose registered office is at 16 Boulevard des Italiens 75009, Paris, France as security agent (the "Security Agent"); and

(10)
BNP PARIBAS (also known as BNP PARIBAS S.A. and as replacement of BNP PARIBAS (SUISSE) SA), a company established under the laws of France, whose registered office is at 16 Boulevard des Italiens 75009, Paris, France as agent (the "Agent" and together with the Banks the "Secured Creditors" and together with the Banks, the Security Agent, the Arranger and the Account Bank, the "Creditors").

WHEREAS:
(A)
this Agreement is supplemental to a loan agreement dated 23 April 2008 made between (1) the Borrowers, (2) the Banks, (3) the Agent, (4) the Security Agent, (5) the Account Bank and (6) the Arranger as amended and supplemented by a first supplemental letter dated 4 February 2010, a second supplemental letter dated 22 December 2010, an appointment agreement dated 4 May 2011, a transfer certificate dated 4 May 2011, a first supplemental agreement dated 29

June 2012 and a second supplemental agreement dated 5 June 2013 (together the "Principal Agreement"), relating to a loan facility of up to One hundred and thirty five million Dollars ($135,000,000), of which the amount of One hundred and twenty three million Dollars ($123,000,000) was advanced by the Banks to the Borrowers for the purposes stated therein and of which the principal amount outstanding at the date hereof is Seventy nine million two hundred and twenty thousand and one Dollar ($79,220,001);
(B)	each of the Borrowers, the Corporate Guarantor, the Outgoing Guarantor, the New Managers and the Outgoing Managers have requested the Creditors to consent to:
(a)	the transfer of 50% of the shares of each Borrower from Euronav HK (as defined below) to the Corporate Guarantor and the release of the Outgoing Guarantor from the Existing Euronav Guarantee;
(b)
the change of flag of each of m.v Eugenie and m.v Devon (together the "Ships" and singly each a "Ship") by deleting each Ship from its existing Greek flag and registering her in the name of the relevant Borrower under the laws and flag of the Republic of Liberia under the same name; and

(c)
the appointment of the New Commercial Manager as new commercial manager of each Ship in the place of the Outgoing Commercial Manager and the appointment of the New Technical Manager as new technical manager of each Ship in the place of the Outgoing Technical Manager; and

(C)	this Agreement sets out, inter alia, the terms and conditions upon which the Creditors shall provide their agreement to:
(a)	the requests of the Borrowers and the other security parties referred to above; and
(b)
certain consequential amendments and changes to the Principal Agreement as a result of the above and agreed to by the Borrowers, the Corporate Guarantor, the New Managers, the Outgoing Guarantor, the Outgoing Managers and the Creditors.

NOW IT IS HEREBY AGREED as follows:
1	Definitions
1.1	Defined expressions
Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.
1.2	Definitions
In this Agreement, unless the context otherwise requires:
"Devon" means the motor vessel Devon a 2011 built, grt 81,427 tons, nrt 51,258 tons crude oil tanker, registered in the ownership of the Moneghetti Borrower under the laws and flag of the relevant Flag State with IMO Number 9516117;
"Effective Date" means the date, no later than       June 2016, on which the Agent notifies the Borrowers in writing that the Agent has received the documents and evidence specified in clause 5 and Schedule 2 in a form and substance satisfactory to it;
"Eugenie" means the motor vessel Eugenie a 2010 built, grt 81,427 tons, nrt 51,258 tons crude oil tanker, registered in the ownership of the Fontvieille Borrower under the laws and flag of the relevant Flag State with IMO Number 9516105;

"Euronav HK" means Euronav Hong Kong Limited of Hong Kong and includes its successors in title;
"Existing Bretta Guarantee" means the corporate guarantee dated 23 April 2008, executed by the Corporate Guarantor in favour of the Security Agent;
"Existing Devon Commercial Manager's Undertaking" means the first priority manager's undertaking and assignment in respect of Devon dated 5 January 2011, executed by the Outgoing Commercial Manager in favour of the Secured Creditors;
"Existing Devon Mortgage" means the first preferred Greek mortgage of Devon dated 5 January 2011, executed by the Moneghetti Borrower in favour of the Secured Creditors, as amended and/or transferred to date;
"Existing Devon Technical Manager's Undertaking" means the first priority manager's undertaking and assignment in respect of Devon dated 5 January 2011, executed by the Outgoing Technical Manager in favour of the Secured Creditors;
"Existing Eugenie Commercial Manager's Undertaking" means the first priority manager's undertaking and assignment dated 9 February 2010, executed by the Outgoing Commercial Manager in favour of the Secured Creditors;
"Existing Eugenie Mortgage" means the first preferred Greek mortgage of Eugenie dated 9 February 2010, executed by the Fontvieille Borrower in favour of the Secured Creditors, as amended and/or transferred to date;
"Existing Eugenie Technical Manager's Undertaking" means the first priority manager's undertaking and assignment dated 9 February 2010, executed by the Outgoing Technical Manager in favour of the Secured Creditors;
"Existing Euronav Guarantee" means the corporate guarantee dated 23 April 2008, executed by the Outgoing Guarantor in favour of the Security Agent;
"Existing Guarantees" means, together, the Existing Bretta Guarantee and the Existing Euronav Guarantee and "Existing Guarantee" means either of them;
"Existing Manager's Undertakings" means, together, the Existing Devon Commercial Manager's Undertaking the Existing Devon Technical Manager's Undertaking, the Existing Eugenie Commercial Manager's Undertaking and the Existing Eugenie Technical Manager's Undertaking and "Existing Manager's Undertaking" means any of them;
"Existing Mortgages" means the Existing Devon Mortgage and the Existing Eugenie Mortgage and "Existing Mortgage" means either of them;
"Existing Register" means the register of ships of the Port of Piraeus, Greece;
"Loan Agreement" means the Principal Agreement, as amended and supplemented by this Agreement;
"New Bretta Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Security Agent in the form set out in Schedule 5;
"New Commercial Management Agreement" means, in relation to each Ship, the management agreement made or (as the context may require) to be made between the relevant Borrower and the New Commercial Manager, providing for (inter alia) the New Commercial Manager to manage such Ship and "New Commercial Management Agreements" means both of them;

"New Devon Commercial Manager's Undertaking" means the first priority manager's undertaking and assignment in respect of m.v. Devon executed or (as the context may require) to be executed by the New Commercial Manager in favour of the Security Agent in the form set out in Schedule 4;
"New Devon General Assignment" means the general assignment in respect of m.v. Devon executed or (as the context may require) to be executed by the Moneghetti Borrower in favour of the Security Agent in the form set out in Schedule 3;
"New Devon Mortgage" means the first preferred Liberian mortgage in respect of m.v. Devon executed or (as the context may require) to be executed by the Moneghetti Borrower in favour of the Security Agent in such form as the Agent may require in its sole discretion;
"New Devon Technical Manager's Undertaking" means the first priority manager's undertaking and assignment in respect of m.v. Devon executed or (as the context may require) to be executed by the New Technical Manager in favour of the Security Agent in the form set out in Schedule 4;
"New Eugenie Commercial Manager's Undertaking" means the first priority manager's undertaking and assignment in respect of m.v. Eugenie executed or (as the context may require) to be executed by the New Commercial Manager in favour of the Security Agent in the form set out in Schedule 4;
"New Eugenie General Assignment" means the general assignment in respect of m.v. Eugenie executed or (as the context may require) to be executed by the Fontvieille Borrower in favour of the Security Agent in the form set out in Schedule 3;
"New Eugenie Mortgage" means the first preferred Liberian mortgage in respect of m.v. Eugenie executed or (as the context may require) to be executed by the Fontvieille Borrower in favour of the Security Agent in such form as the Agent may require in its sole discretion;
"New Eugenie Technical Manager's Undertaking" means the first priority manager's undertaking and assignment in respect of m.v. Eugenie executed or (as the context may require) to be executed by the New Technical Manager in favour of the Security Agent in the form set out in Schedule 4;
"New General Assignments" means the New Devon General Assignment and the New Eugenie General Assignment and "New General Assignment" means either of them;
"New Management Agreements" means, together, the New Commercial Management Agreements and the New Technical Management Agreements and "New Management Agreement" means any of them:
"New Manager's Undertakings" means the New Devon Commercial Manager's Undertaking, the New Devon Technical Manager's Undertaking, the New Eugenie Commercial Manager's Undertaking and the New Eugenie Technical Manager's Undertaking and "New Manager's Undertaking" means any of them;
"New Mortgages" means the New Devon Mortgage and the New Eugenie Mortgage and "New Mortgage" means either of them;
"New Register" means the register of ships of the Port of Monrovia, Liberia;
"New Security Documents" means, together, the New Bretta Guarantee, the New Mortgages, the New General Assignments and the New Manager's Undertakings and "New Security Document" means any of them;
"New Technical Management Agreement" means, in respect of each Ship, the management agreement made or (as the context may require) to be made between the relevant Borrower and the New Technical Manager, providing for (inter alia) the New Technical Manager to manage such Ship and "New Technical Management Agreements" means both of them;
"Relevant Documents" means this Agreement, the New Security Documents and the New Management Agreements and any other documents to be executed in connection hereto;
"Relevant Parties" means the Borrowers, the Corporate Guarantor, the New Managers, the Outgoing Managers, the Outgoing Guarantor and any other person (other than the Creditors) who is a party to a Relevant Document or, where the context so requires or permits, means any or all of them; and
"Ships" means, together, m.v. Devon and m.v. Eugenie and "Ship" means either of them.
1.3	Principal Agreement
References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Agreement, shall be construed accordingly.
1.4	Headings
Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.
1.5	Construction of certain terms
In this Agreement, unless the context otherwise requires:
1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;
1.5.2
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.5.3
references to a "regulation" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.5.4	words importing the plural shall include the singular and vice versa;
1.5.5	references to a time of day are to London time;
1.5.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;
1.5.7
references to a "guarantee" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly; and

1.5.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2	Consent of the Creditors
2.1	Consent
The Creditors, relying upon the representations and warranties on the part of each Relevant Party contained in clause 4, agree with the Borrowers that, with effect on and from the Effective Date and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before      June 2016 of the conditions contained in clause 5 and Schedule 2, the Creditors agree and consent to:
2.1.1	the transfer of 50% of the shares of each Borrower from Euronav HK to the Corporate Guarantor;
2.1.2	the transfer of each Ship from the Existing Register to the New Register;
2.1.3
the appointment of the New Commercial Manager as new commercial manager of each Ship in the place of the Existing Commercial Manager and the appointment of the New Technical Manager as new technical manager of each Ship in the place of the Existing Technical Manager; and

2.1.4	the amendments of the Principal Agreement on the terms set out in clause 3.
2.2	Discharges of Existing Mortgages
Each of the Secured Creditors hereby agrees that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, satisfaction of the conditions contained in clause 5 and Schedule 2, it shall simultaneously with the registration of the New Mortgage of a Ship, execute, and thereafter register at the Existing Register, deeds of discharges in respect of the Existing Mortgage for that Ship.
2.3	Releases
The Borrowers, the Outgoing Guarantor, the Corporate Guarantor, the Outgoing Managers, the Security Agent and the Secured Creditors hereby agree that, as and with effect from the Effective Date, they shall each mutually release and discharge each other from all liabilities, obligations, claims and demands whatsoever touching or concerning each of the Existing Guarantees, the Existing General Assignments and the Existing Manager's Undertakings pursuant to deeds of release in all respects acceptable to the Agent (together the "Releases").
3	Amendments to the Principal Agreement
3.1	Amendments
The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions and the Principal Agreement (as so amended) will continue to be binding upon the Creditors and the Borrowers upon such terms (as so amended):
3.1.1
by deleting the definitions of "Borrowers' Shareholders", "Euronav Guarantee", "Euronav Guarantor", "Fontvieille Mortgage", "LIBOR", "Manager", "Moneghetti Mortgage" and "Supplemental Agreements" in clause 1.2 of the Principal Agreement in its entirety and by replacing it with the following new definitions of "Borrowers' Shareholders", "Manager" and "Supplemental Agreements" respectively:

""Borrowers' Shareholders" means the Bretta Guarantor;";
""Euronav Guarantee" means the corporate guarantee dated 23 April 2008 executed by the Euronav Guarantor in favour of the Security Agent which was released as of the New Effective Date;";

""Euronav Guarantor" means Euronav N.V. of de Gerlachekaai 20, B-2000 Antwerp, Belgium which was one of the Corporate Guarantors until the New Effective Date;";
""Fontvieille Mortgage" means the first preferred Liberian Mortgage of the Fontvieille Ship executed or (as the context may require) to be executed by the Fontvieille Borrower in favour of the Security Agent in such form as the Agent may require in its sole discretion;";
""LIBOR" means, in relation to a particular period:
(a)
the London interbank offered rate administrated by ICE Benchmark Administration Limited (or if ICE Benchmark Administration Limited ceases to act in the role of administrating and publishing LIBOR rates, the equivalent rate published by a subsequently appointed administrator of LIBOR) for Dollars for the relevant period displayed on the appropriate page of the Thomson Reuters screen at or about 11:00 a.m. on the Quotation Date for such period (and if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate); or

(b)
if on such date no such rate is so displayed, LIBOR for such period shall be the arithmetic mean of the rates quoted to the Agent by the Reference Banks at the request of the Agent as the Reference Banks' offered rate for deposits of the relevant currency in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. on the Quotation Date for such period, provided however that, for all purposes under this Agreement, if any of the rates referred to under (a) and (b) above is below zero (0), LIBOR shall be deemed to be zero (0);";
""Manager" means, in respect of each Ship:
(a)	in relation to the commercial management, C Transport Holding Ltd of Clarendon House, 2 Church Street, Hamilton HM11, Bermuda; or
(b)	in relation to the technical management, Anglo-Eastern Shipmanagement (Singapore) Pte Ltd of 200 Cantonment Road, 16-02, Southpoint, Singapore 089763,
or any other person appointed by a Borrower, with the prior written consent of the Agent (such consent not to be unreasonably withheld and the request for which to be promptly responded to), as the relevant manager of such Borrower's Ship and includes its successors in title;";
""Moneghetti Mortgage" means the first preferred Liberian Mortgage of the Moneghetti Ship executed or (as the context may require) to be executed by the Moneghetti Borrower in favour of the Security Agent in such form as the Agent may require in its sole discretion;";
""Supplemental Agreements" means, together, the First Supplemental Agreement, the First Supplemental Letter, the Second Supplemental Letter, the Appointment Agreement, the Transfer Certificate, the Second Supplemental Agreement and the Third Supplemental Agreement;";
3.1.2
by deleting in clause 1.2 of the Principal Agreement the definitions of "Fontvieille Mortgage Addenda", "Fontvieille Mortgage Addendum", "Fontvieille Mortgage Second Addendum", "Fontvieille Mortgage Third Addendum"; "Fontvieille Mortgage Transfer", "Moneghetti Mortgage Addendum", "Moneghetti Mortgage Second Addendum" and "Moneghetti Mortgage Transfer";

3.1.3	by inserting the following new definitions of "New Effective Date" and "Third Supplemental Agreement" in clause 1.2 of the Principal Agreement:
""New Effective Date" has the meaning given to "Effective Date" in the Third Supplemental Agreement;";

""Third Supplemental Agreement" means the agreement dated 1 June 2016 supplemental to this Agreement made between (1) the Borrowers, (2) the Corporate Guarantor, (3) the New Managers, (4) the Banks, (5) the Agent and (6) the Security Agent";
3.1.4	by deleting clause 7.2.19 of the Principal Agreement in its entirety and by inserting in its place the following new clause 7.2.19:
"7.2.19          Shareholdings
(a)	on the date of this Agreement:
(i)
50% of the shares in each of the Borrowers is legally and beneficially owned by Euronav HK and the remaining 50% of the shares in each Borrower is legally and beneficially owned by the Bretta Guarantor;

(ii)
the Bretta Guarantor is legally and ultimately beneficially owned by such person or persons, and in such percentages, as have been disclosed by or on behalf of the Borrowers or any other Security Party to the Agent and/or the Arranger in the negotiation of this Agreement;

(iii)	Euronav HK is a wholly-owned direct Subsidiary of the Euronav Guarantor; and
(iv)
27.95% of the shares in the Euronav Guarantor is legally and beneficially owned by Saverco NV of Belgium and 20.49% of the shares in the Euronav Guarantor is legally and beneficially owned by Tanklog Holdings Ltd of Cyprus; and

(b)	on the New Effective Date:
(i)	100% of the shares in each of the Borrowers is legally and beneficially owned by the Bretta Guarantor;
(ii)
the Bretta Guarantor is legally and ultimately beneficially owned by such person or persons and in such percentages, as have been disclosed by or on behalf of the Borrowers or any other Security Party to the Agent in the negotiation of this Agreement and the Third Supplemental Agreement;";

3.1.5	by adding the words "and on the New Effective Date" after the words "Interest Payment Date" in line 1 of clause 7.3 of the Principal Agreement;
3.1.6	by adding "(a)" after the words "clause 7.2.19" in clause 7.3 (a) of the Principal Agreement;
3.1.7	by deleting clause 10.1.26 in its entirety and by adding in its place the following new paragraph:
10.1.26	Shareholdings:

"there is any change in the legal and/or beneficial ownership and/or ultimate beneficial ownership of any of the shares of any of the Borrowers and/or the Bretta Guarantor from that existing on the New Effective Date as specified in clause 7.2.19(b); or";
3.1.8	by deleting clause 17.1.3(a) of the Principal Agreement in its entirety and by replacing it with the following new clause 17.1.3(a):
"(a)      if to the Borrowers or any of them, at:
c/o Transport Maritime SAM
Gildion Pastor Center
7 Rue du Bagian
98000 Monaco
Fax No.:          +377 979 82300
Attention:       Mr L. Pulcini / Mr S. Faina"; and

3.1.9	by deleting schedule 1 of the Principal Agreement and by inserting in its place the following new schedule 1:

Name	Lending office and contact details	Commitment ($)
BNP Paribas (also known as BNP Paribas S.A. and as transferee of BNP Paribas (Suisse) SA)	Lending Office 16 Boulevard des Italiens 75009 Paris France Address for Notices Transportation Group Middle-Office ACI: CAT02A1 16, rue de Hanovre 75078 Paris Cedex 02 France Fax: +33 (0) 1 42 98 43 55 E-mail : tgmo.shipping@bnpparibas.com	70,000,000
Alpha Shipping Finance Limited (as transferee of Alpha Bank A.E.)	Address for Notices c/o Wilmington Trust SP Services (London) Limited, Third Floor, 1 King's Arms Yard, London EC2R 7AF United Kingdom E-mail: TTeam@WilmingtonTrust.com Cc: 89 Akti Miaouli 185 38 Piraeus Greece Fax No: +30 210 42 90 348 Attn: Shipping Division, Branch 960	65,000,000
	Total Commitment	135,000,000

3.2	Continued force and effect
Save as amended by this Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.
4	Representations and warranties
4.1	Primary representations and warranties
Each of the Relevant Parties represents and warrants to the Creditors that:
4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement (other than 7.2.19(d)) were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;
4.1.2	Corporate power
each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;
4.1.3	Binding obligations
the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;
4.1.4	No conflict with other obligations
the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the memorandum and articles of association or other constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of any of the Relevant Parties;
4.1.5	No filings required
save for the registration of the New Mortgages with the New Register and the registration of the New Eugenie Technical Manager's Undertaking and the New Devon Technical Manager's Undertaking with the Accounting and Corporate Regulatory Authority in Singapore, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;
4.1.6	Choice of law
the choice of English law to govern the Relevant Documents (other than the New Mortgages), the choice of the law of the relevant Flag State to govern the New Mortgages and the submission therein by the Relevant Parties to the non‑exclusive jurisdiction of the English courts are valid and binding; and
4.1.7	Consents obtained
every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under the Relevant Documents to which it is a party has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties
Each of the representations and warranties contained in clause 4.1 of this Agreement and clause 7 of the Principal Agreement shall be deemed to be repeated by the Relevant Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day.
5	Conditions
5.1	Documents and evidence
The consents and waiver of the Creditors, the discharges of the Existing Mortgages, the Releases and the other arrangements referred to in clause 2 shall be subject to the receipt by the Agent or its duly authorised representative, on or before      June 2016, of the documents and evidence specified in Schedule 2 in form and substance satisfactory to the Agent.
5.2	General conditions precedent
The consents and waiver of the Creditors, the discharges of the Existing Mortgages, the Releases and the other arrangements referred to in clause 2 shall be further subject to:
5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and
5.2.2	no Event of Default having occurred and continuing at the time of the Effective Date.
5.3	Waiver of conditions precedent
The conditions specified in this clause 5 are inserted solely for the benefit of the Creditors and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part with or without conditions.
5.4	Conditions subsequent

Each of the Borrowers and the Corporate Guarantor hereby undertake with the Agent to deliver or cause to be delivered to the Agent within 30 days after the Effective Date evidence satisfactory to the Agent in its sole discretion that the transfer of shares of each Borrower from Euronav HK to the Corporate Guarantor has been successfully completed (and that the Corporate Guarantor owns 100% of the shares in each Borrower) together with the registration of any such transfer with the company's registry of each such Borrower and (if required) with any competent Hong Kong authorities.

6	Relevant Parties' confirmations
6.1	Security Documents
Each of the Relevant Parties hereby confirms its consent to the amendments to the Principal Agreement and to the consents and the waiver of the Creditors, the discharges of the Existing Mortgages, the Releases and the other arrangements contained in this Agreement and further acknowledges and agrees that:
6.1.1
each of the Security Documents to which such Relevant Party is a party, and its obligations thereunder, shall remain and continue in full force and effect (subject to their discharge or release under the Releases at the time made) notwithstanding the said amendments made to the Principal Agreement and the consents and the waiver of the Creditors, the discharges of the Existing Mortgages, the Releases and the other arrangements contained in this Agreement; and

6.1.2
with effect from the Effective Date, references to "the Agreement" or the "the Loan Agreement" (or such other equivalent or similar references) in any of the other Security Documents to which such Relevant Party is a party shall henceforth be references to the Principal Agreement, as amended and supplemented by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.

7	Fees and Expenses
7.1	Fees
The Borrowers shall pay to the Agent for the account of the Banks in equal shares between them, an upfront amendment fee of $50,000 on the date of this Agreement.
7.2	Expenses
The Borrowers jointly and severally agree to pay to the Agent on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Creditors or any of them:
7.2.1
in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the other Relevant Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement or the other Relevant Documents; and

7.2.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, together with interest at the rate and in the manner referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).
7.3	Value Added Tax
All fees and expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.
7.4	Stamp and other duties
Each of the Borrowers jointly and severally agree to pay to the Agent on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes (other than taxes on the overall net income, profits or gains of the Creditors imposed in the jurisdiction in which such Creditors' principal or lending office under the Loan Agreement is located) payable by the Creditors or any of them) imposed on or in connection with this Agreement and the other Relevant Documents and shall indemnify the Creditors against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.
8	Miscellaneous and notices
8.1	Notices
The provisions of clause 17 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and for this purpose any notices to be sent to the Borrowers, the Corporate Guarantor, the New Managers or any of them hereunder shall be sent to the same address as the address indicated for the "Borrowers" in the said clause 17.

8.2	Counterparts
This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.
8.3	Borrowers' obligations
Notwithstanding anything to the contrary contained in this Agreement, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by this Agreement notwithstanding that the other Borrower which was intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against the other Borrower whether or not the deficiency is known to the Creditors or any of them. The Creditors shall be at liberty to release either of the Borrowers from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with either of the Borrowers without prejudicing or affecting the rights and remedies of the Creditors against the other Borrower.
9	Applicable law
9.1	Law
This Agreement and any non-contractual obligations in connection with this Agreement are governed by and shall be construed in accordance with English law.
9.2	Submission to jurisdiction
Each of the Relevant Parties agrees, for the benefit of the Creditors, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against any of the Relevant Parties or any of its assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and each of the Relevant Parties (other than the Euronav Guarantor, the Outgoing Technical Manager and the Outgoing Commercial Manager) irrevocably designates, appoints and empowers Unisea Maritime Ltd. at present of 14 Headfort Place, London, SW1A 7DH, England and each of the Euronav Guarantor, the Outgoing Technical Manager and the Outgoing Commercial Manager irrevocably designates, appoints and empowers Euronav (UK) Agencies Ltd at present of 1st floor, 99 Kings Road, London SW3 4PA, United Kingdom, each, in each case to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Creditors or any of them to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties hereto further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Creditors or any of them arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).
9.3	Contracts (Rights of Third Parties) Act 1999
No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.

Schedule 1
 Names and addresses of the Banks

Name	Address for Notices
BNP Paribas (also known as BNP Paribas S.A. and as transferee of BNP Paribas (Suisse) SA)	BNP Paribas S.A. Transportation Group Middle-Office ACI : CAT02A1 16, rue de Hanovre 75078 Paris Cedex 02 France Fax: +33 (0) 1 42 98 43 55 E-mail : tgmo.shipping@bnpparibas.com
Alpha Shipping Finance Limited (as transferee of Alpha Bank A.E.

c/o Wilmington Trust SP Services (London) Limited,
Third Floor, 1 King's Arms Yard,
London EC2R 7AF
United Kingdom

E-mail:    TTeam@WilmingtonTrust.com
Cc:          89 Akti Miaouli
185 38 Piraeus
Greece

Fax No:       +30 210 42 90 348
Attn:           Shipping Division, Branch 960

Schedule 2
 Documents and evidence required as conditions precedent
(referred to in clause 5.1)

1	Corporate authorisation
In relation to each of the Relevant Parties (other than the Outgoing Guarantor and the Outgoing Managers):
(a)	Constitutional documents
copies certified by an officer of each Relevant Party, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Principal Agreement;
(b)	Resolutions
copies of resolutions of each of its board of directors and, if required, its shareholders approving such of the Relevant Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified by an officer of each such Relevant Party, as:
(i)	being true and correct;
(ii)	being duly passed at meetings of the directors or adopted of such Relevant Party and of the shareholders/stockholders of such Relevant Party, each duly convened and held;
(iii)	not having been amended, modified or revoked; and
(iv)	being in full force and effect,
together with originals or certified copies of any powers of attorney issued by such Relevant Party pursuant to such resolutions; and
(c)	Certificate of incumbency
a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified by an officer of such Relevant Party to be true, complete and up to date;
2	Consents
a certificate from an officer of each Relevant Party (other than the Outgoing Guarantor and the Outgoing Managers) stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party (other than the Outgoing Guarantor and the Outgoing Managers) to authorise, or are required by such Relevant Party (other than the Outgoing Guarantor and the Outgoing Managers) or any other party (other than the Creditors) in connection with, the execution, delivery, and performance of the Relevant Documents to which it is or will be a party;

3	Ship conditions
evidence that each Ship:
(a)	Registration and encumbrances
is registered in the name of the relevant Borrower in the New Register and that each Ship and its Earnings, Insurances and the Requisition Compensation (each as defined in the relevant New General Assignment) are free from Encumbrances (other than Permitted Encumbrances);
(b)	Insurance
is insured in accordance with the provisions of the relevant New Mortgage and all requirements of the Loan Agreement and the relevant New Mortgage in respect of such insurances have been complied with; and
(c)	Classification
maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society;
4	New Security Documents
the New Bretta Guarantee, the New Mortgages, the New General Assignments and the New Manager's Undertakings, each duly executed;
5	Mortgages registration
evidence that each New Mortgage has been, or will simultaneously with the discharge of the relevant Existing Mortgage be, registered against the relevant Ship through the New Register;
6	Deletion
a copy, certified by an officer of the Borrowers, as a true, complete and up to date copy of, the deletion certificate issued in relation to the deletion of each Ship from its Existing Register;
7	Legal opinions
such legal opinions as the Agent shall in its reasonable discretion deem appropriate;
8	Relevant Documents
the Relevant Documents (together with any other documents to be executed pursuant thereto), each duly executed;
9	Fees
payment of any fees due from the Borrowers to any of the Creditors pursuant to the terms of clause 7.1 or any other provisions of the Security Documents;
10	Transfer of shares
certified copies of:
the instrument of transfer of 50% of shares of each of the Borrowers duly executed by Euronav HK in favour of the Corporate Guarantor and any applicable sale and purchase agreement or other similar document, duly executed by Euronav HK and the Corporate Guarantor;

11	Insurance notices
a notice of assignment of insurances in six (6) originals signed by the Borrowers and the New Managers, each in the form prescribed by each New General Assignment and each New Manager's Undertaking, respectively; and
12	Process agent
a letter from each of the Relevant Parties' agent for receipt of service of proceedings accepting its appointment under the Relevant Documents in which it is or is to be appointed as such Relevant Party's process agent.

Schedule 3
 Form of General Assignment

Schedule 4
 Form of Manager's Undertaking

Schedule 5
 Form of Corporate Guarantee

EXECUTION PAGES
BORROWERS EXECUTED as a DEED by S. Faina for and on behalf of FONTVIELLE SHIPHOLDING LIMITED in the presence of: /s/ Erika Montanaro	) ) ) ) )	/s/ S. Faina S. Faina Attorney-in-Fact
Witness Name: Erika Montanaro Address: Rue Du Coban Mona 9800 Occupation: Legal Assistant

EXECUTED as a DEED by S. Faina for and on behalf of MONEGHETTI SHIPHOLDING LIMITED in the presence of: /s/ Erika Montanaro	) ) ) ) )	/s/ S. Faina S. Faina Attorney-in-Fact
Witness Name: Erika Montanaro Address: Rue Du Coban Mona 9800 Occupation: Legal Assistant

Security Parties EXECUTED as a DEED by for and on behalf of EURONAV N.V. as Outgoing Guarantor in the presence of:	) ) ) ) )	__________________ Attorney-in-Fact
Witness Name: Address: Occupation:

EXECUTED as a DEED by S. Faina for and on behalf of BRETTA TANKER HOLDINGS INC. in the presence of: /s/ Erika Montanaro	) ) ) )	/s/ S. Faina S. Faina Attorney-in-Fact
Witness Name: Erika Montanaro Address: Rue Du Coban Mona 9800 Occupation: Legal Assistant

Security Parties EXECUTED as a DEED by for and on behalf of EURONAV N.V. as Outgoing Guarantor in the presence of: /s/ Anja Goris	) ) ) ) )	/s/________/Hugo De Stoop ___________/Hugo De Stoop Attorney-in-Fact Members of the Exec utive Committee
Witness Name: Anja Goris Address: _________________ Occupation: Secretary General

EXECUTED as a DEED by for and on behalf of BRETTA TANKER HOLDINGS INC. in the presence of:	) ) ) )	___________________ Attorney-in-Fact
Witness Name: Address: Occupation:

EXECUTED as a DEED by for and on behalf of EURONAV N.V. as Outgoing Guarantor in the presence of:	) ) ) ) )	/s/________/ Hugo De Stoop __________/ Hugo De Stoop Attorney-in-Fact Mermbers of the Executive Committee
Witness Name: Anja Goris Address: Occupation: Secretary General

EXECUTED as a DEED by STAMATIOS BOURBOULIS for and on behalf of EURONAV SHIPMANAGEMENT (HELLAS) LTD. as Outgoing Technical Manager in the presence of: /s/ Amalia Adamidou	) ) ) )	/s/ Stamatios Bourboulis Stamatios Bourboulis Attorney-in-Fact
Witness Name: Amalia Adamidou Address: Akti Miaouli 69, 185 37 Piraeus, Greece Occupation:

SIGNED, SEALED and DELIVERED as a DEED by a duly authorised attorney of ANGLO-EASTERN SHIP MANAGEMENT (SINGAPORE) PTE LTD as New Technical Manager in the presence of:	) ) ) )	________________________ Attorney-in-Fact
Witness Name: Address: Occupation:

EXECUTED as a DEED by for and on behalf of C TRANSPORT HOLDING LTD. as New Commercial Manager in the presence of:	) ) ) )	________________________ Attorney-in-Fact
Witness Name: Address: Occupation:

SIGNED, SEALED and DELIVERED as a DEED by a duly authorised attorney of ANGLO-EASTERN SHIP MANAGEMENT (SINGAPORE) PTE LTD as New Technical Manager in the presence of: /s/ Amber Wan	) ) ) )	________________________ Attorney-in-Fact
Witness Name: Amber Wan Address: 23/F., 348 Queen's Road East, Wanchai, Hong Kong Occupation: Manager, Risk Management Administration

EXECUTED as a DEED by Luigi Pulcini for and on behalf of C TRANSPORT HOLDING LTD. as New Commercial Manager in the presence of: /s/ Erika Montanaro	) ) ) )	/s/ Luigi Pulcini Luigi Pulcini Attorney-in-Fact
Witness Name: Erika Montanaro Address: 7, Rue Du Coban Mona 9800 Occupation: Legal Assistant

ARRANGER AND ACCOUNT BANK SIGNED by for and on behalf of BNP PARIBAS (SUISSE) SA as Arranger and Account Bank	) ) ) ) )	/s/ Emmanouil Chamilothoris Emmanouil Chamilothoris Norton Rose Fulbright Greece Attorney-in-Fact

SECURITY AGENT SIGNED by for and on behalf of BNP PARIBAS (also known as BNP PARIBAS S.A. and as replacement of BNP PARIBAS (SUISSE) SA) as Security Agent	) ) ) ) )	/s/ Emmanouil Chamilothoris Emmanouil Chamilothoris Norton Rose Fulbright Greece Attorney-in-Fact

BANKS SIGNED by for and on behalf of ALPHA SHIPPING FINANCE LIMITED as transferee of ALPHA BANK A.E. as Arranger and Account Bank	) ) ) ) )	/s/ Emmanouil Chamilothoris Emmanouil Chamilothoris Norton Rose Fulbright Greece Attorney-in-Fact

SIGNED by for and on behalf of BNP PARIBAS (also know as BNP PARIBAS S.A. and as transferee of BNP PARIBAS (SUISSE) (SA) as Bank	) ) ) ) )	/s/ Emmanouil Chamilothoris Emmanouil Chamilothoris Norton Rose Fulbright Greece Attorney-in-Fact

AGENT SIGNED by for and on behalf of BNP PARIBAS (also know as BNP PARIBAS S.A. and as transferee of BNP PARIBAS (SUISSE) (SA) as Agent	) ) ) ) )	/s/ Emmanouil Chamilothoris Emmanouil Chamilothoris Norton Rose Fulbright Greece Attorney-in-Fact